Exhibit 99.1

AT THE COMPANY

Clifford Bolen

Chief Financial Officer

(312) 738-4500

FOR IMMEDIATE RELEASE

FRIDAY, November 5, 2004

Vita Foods Reports Q3 Sales of $11.6 Million, 7-Cent Per-Share Loss

Chicago, IL, November 5, 2004 – For the third quarter ended September 30, 2004, Vita Food Products, Inc. (AMEX: VSF) today announced a consolidated net loss of $276,000, or $0.07 per share, compared to net income of $145,000 or $0.04 per share in the third quarter of 2003.  The Vita seafood segment, which is engaged in the processing and sale of herring products and cured and smoked salmon products as well as complementary specialty food products, experienced a net loss of $248,000 compared to net loss of $189,000 in 2003.  The increase in net loss for the Vita seafood segment primarily arose as a result of increased costs of raw materials, especially salmon, when compared to the prior year quarter.  The Company’s other business segment, Vita Specialty Foods (“VSF”), which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, experienced a net loss of $28,000 in the third quarter of 2004 compared to net income of $334,000 in the third quarter of 2003.  The reduction in net income for VSF was primarily attributed to an increase in sales deductions of $199,000, due largely to increased sales promotions, and higher material and conversion costs of $138,000, due to labor costs from an added second shift and increased raw material costs.  Furthermore, when comparing the current quarter VSF results it is also noted that the prior year quarter had a one-time pick up of approximately $300,000 resulting from the final implementation of a new inventory costing system for the recently acquired Halifax inventory.

Consolidated net sales for the third quarter of 2004 were $11.6 million, compared with $11.7 million in the third quarter of 2003.  Vita seafood’s net sales for the third quarter of 2004 were $6.3 million compared to $6.1 million from the prior year quarter, representing a 3% increase.  The increase was largely due to higher sales volume in the herring product line.  VSF’s net sales for the third quarter were $5.3 million compared to $5.6 million for the prior year quarter, representing a 5% decrease.  The decrease was primarily a result of lower sales of hot fill and honey products and increased sales deductions, partially offset by increased salad dressing sales.  As a result of the items discussed above effecting gross profit, the consolidated gross margin decreased to 26.4% from 33.0% in the prior year quarter.

 “The Vita seafood segment posted a sales increase for the first time in six quarters.  We are confident that this trend will continue in the fourth quarter as we have stated,” said Steve Rubin, the Company’s chairman and chief executive officer. “We had a significant task in replacing the lost business from last year and we are expecting to fully achieve that goal in the fourth quarter, which historically has been our strongest.  We were disappointed with the results from Vita Specialty Foods this quarter.  Although sales were flat, we have had high expectations for this segment.  We remain optimistic about regaining the growth we were expecting to generate based on some significant opportunities that we have been pursuing.”

Nine-Month Results

For the nine months ended September 30, 2004, the Company had a consolidated net loss of $655,000 or $0.17 per share, compared to a profit of $772,000, or $0.20 per share for the same period in 2003, a decrease of $1,427,000 or $0.37 per share.  The impact of the loss on earnings before income taxes, depreciation and amortization for the twelve months ended September 30, 2004 resulted in non-compliance with two of the Company’s debt covenants at that date.  However, the Company received a permanent waiver from its lender relating to such non-compliance.  The Company continues to closely monitor its debt covenants.

Consolidated net sales for the nine months were $34.8 million, compared with $37.5 million for the nine months ended September 30, 2003, representing a decrease of $2.6 million or 7%.  Vita seafood’s net sales were $17.3 million for the nine months, compared with $18.3 million for the same period in 2003, representing a decrease of $1.0 million or 6% for the nine-month period.  The largest contributing factor is a $1.6 million decline in sales from Vita seafood’s largest customer that discontinued sales of a Vita salmon product during the third quarter of 2003.  Vita Specialty Foods’ net sales were $17.5 million for the nine months, compared with $19.1 million for the same period in 2003, representing a decrease of $1.6 million or 8%.  The largest contributing factor to this decrease were the hot-filled sauces, which were down  $3.0 million or 66%, mainly due to certain 2003 sales that unexpectedly were not repeated in 2004.  This decrease was partially offset by increased net sales of salad dressings of $1.2 million due to increased customer demand.

Vita seafood is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  More than 95% of Vita’s sales are in kosher foods. Vita’s common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

Vita Specialty Foods, the Company’s wholly owned subsidiary, combines the products of former entities The Virginia Honey Company and The Halifax Group, Inc.  Virginia Honey was a manufacturer and distributor of honey, salad dressings, including its’ award-winning Vidalia® Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets.  Halifax was a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam® brand of steak sauce, barbeque sauce, marinade and related products and The Drambuie® Gourmet Collection.  Halifax also manufactured and distributed the Artie Bucco™ line of products based on the popular HBO® series The Sopranos®, the award-winning Scorned Woman® gourmet food line, the Oak Hill Farms® line of salad dressings and various gourmet products and branded gift items.

This release contains forward-looking statements about the Company’s future growth, profitability, introduction of new products, and competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

- - TABLES FOLLOW - -

VITA FOOD PRODUCTS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	Sept 30, 2004	Sept30, 2003	Change	Sept 30, 2004	Sept 30, 2003	Change
Net sales	$11,575	$11,652	(1)%	$34,845	$37,464	(7)%
Cost of goods sold	8,515	7,811	9%	24,840	25,442	(2)%
Gross margin	3,060	3,841	(20)%	10,005	12,022	(17)%

Selling and administrative expenses
Selling, marketing & distribution	2,387	2,285	4%	7,300	6,526	12%
Administrative	941	1,126	(16)%	3,247	3,640	(11)%
Total	3,328	3,411	(2)%	10,547	10,166	4%
Operating profit (loss)	(268)	430	(162)%	(542)	1,856	(129)%

Interest expense	192	189	2%	549	567	(3)%
Income (loss) before income taxes	(460)	241	(291)%	(1,091)	1,289	(185)%
Income tax expense (benefit)	(184)	96	(292)%	(436)	517	(184)%
Net income (loss)	$(276)	$145	(290)%	$(655)	$772	(185)%
Earnings (loss) per common share:
Basic	$(0.07)	$0.04	(290)%	$(0.17)	$0.20	(185)%
Diluted	$(0.07)	$0.04	(290)%	$(0.17)	$0.20	(185)%
Weighted average shares outstanding:
Basic	3,847	3,793		3,838	3,783
Diluted	3,847	3,948		3,838	3,895

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